Exhibit 10.1

                            EMPLOYMENT AGREEMENT

     Employment Agreement (this "Agreement") dated as of June 10, 1998, by and between The First Bancshares, Inc., a Mississippi corporation (the "Employer"), which is the proposed bank holding company for The First National Bank of the Pine Belt, a proposed national bank (the "Bank"), and William M. Renovich, an individual residing in Laurel, Jones County, Mississippi (the "Executive").

                                    W I T N E S S E T H:

WHEREAS, the Employer intends to employ the Executive as President and CEO of the Bank, which is proposed, and intends to assure the Executive that his employment will be of a reasonably secure nature; and

WHEREAS, the Employer desires to provide for the employment of the Executive pursuant to this Agreement; and

WHEREAS, the Executive desires to be employed by the Employer pursuant to this Agreement; and

WHEREAS, it is the intent of the parties that this Agreement will be assigned to the Bank;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows:

Section 1. Definitions. For the purpose of this Agreement, the terms used as headings in this Section 1, and parenthetically defined elsewhere in this Agreement, shall have the indicated meanings.

1.1. Adequate Justification. The occurrence after a Change in Control of any of the following events or conditions: (i) a material failure of the Employer to comply with the terms of this Agreement, (ii) any relocation of the Executive outside the Territory, as amended from time to time, that is not approved by a majority of the members of the Board of Directors who were part of the Organizing Group, or (iii) other than as provided for herein, any substantial diminution in the Executive's authority or the Executive's responsibilities that is not approved by a majority of the members of the Board of Directors who were a part of the Organizing Group.

1.2. Affiliate. Any business entity controlled by, controlling or under common control with the Employer.

1.3.  Board of Directors.  The Board of Directors of the Employer.

1.4. Business. The operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans, and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

1.5.  Cause.  As defined in Section 7.3(a)(iii).

1.6. Change in Control. The occurrence during the Term of any of the following events:

(a) The individuals who, as of the date of this Agreement, are members of the Board of Directors (the "Incumbent Board") cease for any reasons to constitute at least a majority of the Board of Directors; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(b) An acquisition (other than directly from the Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange
Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

(c) Approval by the shareholders of the Employer of: (i) a merger, consolidation, or reorganization involving the Employer, unless such merger, consolidation, or reorganization is a Non-Control Transaction; (ii) a complete liquidation or dissolution of the Employer; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

(d) A notice of an application is filed with the Federal Reserve Board (the "FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Employer Act for permission to acquire control of the Employer or any of its banking subsidiaries.

1.7 COBRA. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.8. Common Stock. The common stock of the Employer, par value $1.00 per share.

1.9. Competing Business. Any business that, in whole or in part, is the same or substantially the same as the Business.

1.10. Confidential Business Information. Any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Executive, directly or indirectly, in connection with the Executive's employment (including his employment with the Employer prior to the date of this Agreement), including (without limitation) oral and written information concerning the Employer or its Affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by the Bank and its Affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded. Confidential Business Information shall not include information that was available to the Executive on a non-confidential basis prior to its disclosure to the Executive. Provided, however, that Confidential Business Information disclosed by the Executive in violation of this Agreement or otherwise placed in the public domain without the express written consent of the Employer may not be used by the Executive on any action arising under or related to this Agreement.

1.11. Escrow Period. The period from the date hereof to the date the escrow agent releases the subscription proceeds from escrow.

1.12. Secondary Offering. The public offering of the Common Stock to raise capital for the formation of the Bank.

1.13. Non-Control Acquisition. An acquisition by (a) an employee benefit plan (or a trust forming a part thereof maintained by (i) the Employer or (ii) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Employer (a "Subsidiary"), (b) the Employer or any Subsidiary, or (c) any person in connection with a Non-Control Transaction.

1.14. Non-Control Transaction. A transaction described in clauses (a) and (b) below:

(a) the shareholders of the Employer, immediately before such merger, consolidation, or reorganization, own, directly or indirectly, immediately following such merger, consolidation, or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, or reorganization, and

(b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.

1.15.  Opening Date.  The date of the opening of the Bank.

1.16.  Organizing Group.  Roy H. Boutwell, George W. (Bill) Chancellor, Michael
W. Chancellor, Hoppy Cole, Peeler G. Lacey, M.D., Charles R. Lightsey, Eric E.
(Ric) Lindstrom, John J. McGraw, M.D., P.E. (Gene) Mulloy, Trent Mulloy, David
L. Rice, III, D.M.D., J. Douglas Seidenburg, C.P.A., Ralph T. Simmons, Nick Welch, William H. Wells, Mrs. James C. (Jo) Waites, and any other person that the Board of Directors may add from time to time prior to the opening of the Bank.

1.17.  Term.  As defined in Section 7.1.

1.18.  Territory.  A radius of 50 miles from (i) the main office of the Bank,
(ii) any branch office of the Bank or (iii) any office of the Employer or its affiliates or holding company or companies.

1.19. Trade Secret. Any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.20.  UBPR.  As defined in Section 5.3(b).

Section 2.  Employment.  (a)   The Employer hereby employs the Executive to
serve in the positions described in Section 3 below during the Term and to perform those acts and duties for, and to furnish services to, the Bank, the Employer, and their Affiliates as may be designated from time to time by the Board of Directors. The Executive hereby accepts such employment. The Executive will have such executive or managerial duties as the Board of Directors shall direct from time to time. In the performance of his duties hereunder, the Executive shall comply with all laws, rules, and regulations which may be applicable to the Employer and the Bank from time to time.

(b) The Executive shall use his best efforts to promote the interests of the Employer, the Bank, and their Affiliates and shall devote his full business time and attention to his employment under this Agreement. The Executive may devote a reasonable amount of time to serve as a director or advisor to charitable and community activities and to manage his personal investments; provided, however, that such activities and investments do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Employer, the Bank and their Affiliates, in the sole judgment of the Board of Directors.

Section 3. Titles. The Executive shall hold the title of vice president of the Employer until the Opening Date, at which time the Agreement will be assigned to the bank and the Executive shall hold the title of President and CEO of the Bank.

Section 4.  Comepnsation and Benefits; Disability.

4.1. Compensation. The Employer shall pay the Executive a salary at a rate of $85,000.00 per annum in accordance with the salary payment practices of the Employer. The Board of Directors shall determine, in its sole discretion, with the Executive abstaining from participating in the consideration of and vote on the matter, whether a salary increase for the Executive is merited based upon annual performance and a cost of living review.

4.2. Bonus. For the first, second and third years after the Opening Date, the Executive shall be eligible to receive a cash bonus equal to 10% or more of the Executive's base salary, with the Executive abstaining from participating in the consideration of and vote on the matter, based upon the Bank meeting the performance goals set forth in Section 5.3 hereof for such years. Thereafter, Executive shall be eligible to receive a cash bonus of 15% or more of his base salary, based upon such tangible criteria (including, without limitation, compliance with the Bank's business plan, meeting the performance goals for such year, and the Bank's overall asset quality and earnings) as the Board of Directors shall establish.

4.3. Other Benefits. During the term, the Employer shall provide the Executive with life insurance in an amount of $250,000.00 payable to the beneficiary named by the Executive, dental and health insurance, disability insurance providing coverage for 60% of the Executive's base salary, and such other benefits or plans as are generally afforded other personnel of the Employer. During the Escrow Period and until such time as coverage is obtained by the Employer for its employees, the Employer shall provide the Executive:
(i) reimbursement of the Executive's COBRA health insurance coverage, (ii) disability insurance providing coverage for 60% of the executive's base salary and (iii) life insurance in an amount of $250,000.00 payable to the beneficiary named by the Executive; and, after the Escrow Period, the Employer will provide the Executive with an automobile (with a cost not to exceed $22,500) owned or leased by the Employer of a make and model appropriate to the Executive's status.

The requirement of providing disability, life and/or health insurance for the Executive is conditioned upon the insurability of the Executive, and the availability of the level of coverage set forth herein at standard rates. If the Executive is not insurable at standard rates, or if the Employer is unable to place the coverage at the level set forth in this Agreement at a reasonable cost to Employer, then the Employer will only be responsible for the cost of standard coverage.

Employer shall also pay Executive's initiation fee at Laurel Country Club of $1,200.00, as well as Executive's routine monthly dues at Laurel Country Club (currently $128.00 per month). In addition, the Employer shall pay the Executive's dues pertaining to the Rotary Club in Laurel, Mississippi.

4.4. Vacation and Sick Leave. The Executive shall be allowed three weeks paid vacation per year during the Term, or any extensions or renewals thereof. Vacation time shall not be allowed to carry over from year to year, and Executive may not take more than two weeks vacation at any single time. Vacation dates over one week at a time shall be subject to Board approval. Executive shall also be entitled to ten days of sick leave per year during the Term, or any extensions or renewals thereof, which shall not be allowed to carry over from year to year.

4.5. Severance Package. In the event that the Bank fails to commence operations or receive regulatory approval, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for a period ending on the earlier of 12 months from the date of termination or the date on which the Executive obtains a new employment position.

4.6. Committees. The Executive shall serve on all committees of the board of directors of the Bank except for the audit committee. If the loan committee approves a loan over the objection of the Executive, the loan committee shall take the loan to the full board of directors of the Bank for approval. The compensation committee and the board of directors of the Bank shall appoint the CEO. The compensation committee and the board of directors of the Bank shall also appoint two senior vice-presidents of the Bank, based upon the recommendation of the CEO. The board of directors of the Bank shall authorize the CEO and senior vice-presidents to appoint all other executive officers and to hire all other employees of the Bank.

Section 5.  Stock Options.

5.1. Grant of Options. (a) If the Executive is still employed under the provisions of the Agreement following the Secondary Offering, the Employer hereby agrees to grant to the Executive an option to purchase the number of shares of Common Stock equal to 2.5% of the number of shares sold in the Secondary Offering. The award agreement for the stock options will provide that one-third of the options to purchase Common Stock shall vest on each of the first three anniversaries of the Opening Date, but only if the Executive remains employed by the Employer on such date and the Bank has met the performance goals set forth in Section 5.3 hereof for such year. In addition, the award agreement will provide that (i) the options shall be subject to immediate vesting in the event of a Change in Control pursuant to Section 5.2 hereof; (ii) all options shall be exercisable at any time during the seven years following their vesting at a price per share equal to the public offering price in the Secondary Offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations); (iii) all unexercised options will expire 180 days after termination of employment for any reason; and (iv) all options shall be transferable and assignable by the Executive or by any other person entitled hereunder to exercise any such rights on the same basis as any other option granted to the other directors of the Employer, if any.

(b) The parties understand that the Employer may adopt another incentive stock option plan or increase the size of the Employer's existing incentive stock option plan (with customary provisions and benefits) at a meeting of the shareholders after the effective date of this Agreement. Upon the shareholders adoption of an incentive stock option plan, or approval to increase the size of the existing plan, all of the Executive's options shall be converted into incentive stock options under the same terms as if the options had originally been incentive stock options when granted, except that the Executive acknowledges that the exercise price cannot be less than the fair market value on the date of such meeting.

5.2. Acceleration in the Event of a Change in Control. If the event of a Change in Control, the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested; all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested.

5.3. Performance Levels. For each twelve month period beginning on the first day of the first month following the Bank's commencement of banking business, and as a condition to the vesting of the options in such year (except in the event of a Change in Control), the Bank must meet the following performance criteria:

(a) earnings for the Bank shall meet or exceed 50% of the projections identified in the application of the Bank to the Office of the Comptroller of the Currency for the second year of operations of the Bank, 60% of the projections for the third year, and 70% of the projections for each year thereafter; and

(b) for the fiscal quarter ending with or immediately prior to the Bank's fiscal year, the Bank's ratio of non-performance loans to total loans, as determined in the Uniform Bank Performance Report (the "UBPR"), shall not exceed by more than ten percent (10%) the ratio of non-performance loans to total loans for banks in the Bank's peer group, as defined in the UBPR.

Section 6. Expenses. Pursuant to the Employer's customary policies in force at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all expenses properly and reasonably incurred by him on behalf of the Employer or its Affiliates in the performance of his duties hereunder. In addition, during the Escrow Period, the Employer shall provide the Executive reimbursement for automobile mileage incurred on the Employer's business and appropriately documented at the standard mileage rate allowed by the Internal Revenue Service guidelines.

Section 7.  Termination.

7.1. Term. The Executive's employment hereunder shall be for a term commencing on the date hereof and ending on the third anniversary of the Opening Date (the "Term"), unless further extended or sooner terminated as provided below.

7.2. Extension of Term. On the last day of this Agreement, the term of the Executive's employment shall be automatically extended for one additional three-year term without further action by the parties unless, prior to the last day of this Agreement, either party shall serve 30 days written notice upon the other of its intention that this Agreement shall not be so extended; provided, that if the Employer does not renew this Agreement for an additional three-year term pursuant to this Section, the Employer shall pay the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for a period ending nine months from the last day of this Agreement.

7.3.  Termination.  (a)  Notwithstanding the provisions of Section 7.1 or
Section 7.2, the Executive's employment hereunder shall terminate upon the occurrence of any of the following events:

(i) The death of the Executive, in which event such employment shall terminate automatically.

(ii) The disability of the Executive, which renders him unable to perform the essential functions of his job, and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities; and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer. The Executive acknowledges that the position of CEO and President is one that requires the full time and energy of the Executive and that any accommodation based on part-time employment would pose an undue hardship on the Employer.

(iii) Upon the determination of Cause for termination, in which event such employment may be terminated by written notice at the election of the Employer. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer or the Bank intends to institute any form of formal or informal regulatory action against the Executive or the Employer or the Bank (provided, that the respective board of directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's or the Bank's compliance with the purpose of the action or would materially assist the Employer or the Bank in avoiding or reducing the restrictions or adverse effects to the Employer or the Bank related to the regulatory action); (E) the Executive exhibits a standard of behavior within or without the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured 30 days following written notice to the Executive of such specific inappropriate behavior; (F) as provided in Section 2(b), the failure of the Executive to devote his full business time and attention to his employment under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure; or (G) the failure of the Bank to meet the performance criteria as set forth in Section 5.3.

(b)  If the Executive's employment is terminated by the Employer pursuant to
Section 7.3(a)(i), the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus a pro rata share of any bonus under Section
4.2 and options vested under Section 5 if otherwise payable with respect to the fiscal year during which the Executive died which was earned as of the date of the Executive's death as a result of the Bank achieving the goals determined by the Board of Directors.

(c) In the event of the physical or mental incapacity (other than incapacity caused by involuntary disability) of the Executive which, if continued for a sufficient period, would provide the Employer with grounds for termination of the Executive's employment under Section 7.3(a)(ii), the Employer shall continue to pay the Executive his full base salary at the rate then in effect under Section 4.1 and all prerequisites and other benefits (other than any bonus under Section 4.2 and options vested under Section 5) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer. Furthermore, the Executive shall receive his pro rata share of any bonus under Section 4.2 or options vested under
Section 5 which was earned on the date the Executive became disabled as a result of the Bank achieving the goals determined by the Board of Directors. Provided, however, that the Executive shall not receive any benefits under this paragraph if the disability results in whole or in part from substance abuse, including but not limited to prescription or nonprescription drugs, or alcohol. Nothing in this Section 7.3(c) shall preclude the Employer from terminating the Executive's employment under Section 7.3(a)(iii).

(d) If the Executive's employment is terminated for Cause pursuant to Section 7.3(a)(iii), or if the Executive resigns without Adequate Justification, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination. Adequate Justification shall only be deemed to have occurred if not cured by the Employer within 30 days following receipt of written notice from the Executive which specifies with particularity the events which constitute such Adequate Justification.

(e)  If the Employer terminates the Executive other than pursuant to clauses
(i), (ii), or (iii) of Section 7.3(a), the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for a period ending on the date which is twelve months from the date of termination. If the Employer terminates the Executive other than pursuant to clauses (i), (ii), or (iii) of Section 7.3(a) the Employer shall also pay the Executive his pro rata share of any bonus pursuant to
Section 4.2 or options vested under Section 5 which was earned as of the date of his termination by achievement of the goals determined by the Board of Directors.

(f) After a Change in Control, the Executive shall have the option of receiving, within 30 days of the Change in Control, any sums due him under
Section 4.1 and reimbursement of expenses through the date of the Change in Control plus severance compensation payable in one lump sum payment in an amount equal to twelve months salary.

(g) With the exceptions of (i) the provisions of Section 7.3(b), (ii) the provisions of Section 7.3(c), (iii) the provisions of Section 7.3(d), (iv) the provisions of Section 7.3(e), and (v) the provisions of Section 7.3(f), and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

(h)  In the event that the Executive's employment is terminated for cause under
Section 7.3(a)(iii) or the Executive is no longer a shareholder of the Employer for any reason, the Executive shall (and does hereby) tender his resignation as a director of the Employer and its Affiliates effective as of the date of termination.

(i) In the event that the Employer terminates the Executive, other than pursuant to Section 7.3(a)(iii), the Employer shall, within 10 days after termination, offer to repurchase all of the Executive's Common Stock, at a purchase price equal to the fair market value of the Common Stock, as determined by the Board of Directors in good faith. In the event that the Employer terminates the Executive pursuant to Section 7.3(a)(iii), the Executive shall be required to sell all of his Common Stock, and he shall be deemed to have offered such Common Stock, to the Employer at a purchase price equal the fair market value of the Common Stock, as determined by the Board of Directors in good faith.

Section 8.  Confidential Information and Related Matters.

8.1. Confidential Information. (a) The Executive agrees to maintain in strict confidence, and not use or disclose except pursuant to written instructions from the Employer, any Trade Secret of the Employer and its Affiliates, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the acts or omissions of the Executive.

(b) The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information for so long as the pertinent data or information remains Confidential Business Information.

(c) Upon termination of employment, the Executive shall leave with the Employer all business records, contracts, calendars, telephone lists, rolodexes, and other materials or business records relating to the Employer and its Affiliates, its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Executive prepared such materials or records himself. Upon such termination, the Executive shall retain no copies of any such materials, provided, however, the Executive may remove and retain all personal items and materials.

(d) The Executive may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring him (in his legal counsel's reasonable opinion) to do so; provided, however, that for a period of two years following the date of termination of this Agreement, the Executive shall first have notified the Employer of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time (at least ten business days) to allow the Employer to seek an appropriate protective order.

8.2.  Agreement Not to Compete.   If the Executive leaves the employ of
Employer for any reason other than following a Change in Control, then for a period of one year following the date of termination, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory.

8.3. Agreement Not to Solicit Customers. If the Executive leaves the employ of Employer for any reason other than following a Change in Control, then for a period of one year following the date of termination, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory.

8.4. Agreement Not to Solicit Employees. If the Executive leaves the employ of Employer for any reason other than following a Change in Control, then for a period of one year following the date of termination, the Executive will not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away, to any business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

8.5. Extension of Term of Restrictions. If the Executive violates any of the restrictions set forth in Sections 8.1 to 8.4 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which the Executive shall have been determined to be or shall have admitted to being in violation of such restriction.

8.6 Remedies. The Executive acknowledges and agrees that great loss and irreparable damage would be suffered by the Employer is the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth in Sections 8.1 to 8.4 of this Agreement. The Executive further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Employer and its Affiliates. The parties agree that money damages for any breach of Sections 8.1 to 8.4 of this Agreement by the Executive are impossible to measure, that the Employer is entitled to preliminary and permanent injunctive relief in the event that the Executive violates any of the terms or provisions of the covenants set forth in Sections 8.1 to 8.4, and that the Executive or any of the Executive's affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such provisions any claim or defense that an adequate remedy at law exists, as well as any requirements of bond. The existence of any claim, demand, action, or cause of action against the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Executive the right to defend against this enforcement on the basis that the Employer has no right to its enforcement under the terms of this Agreement.

8.7.  Severability; Reformation.  The Executive acknowledges and agrees that
(i) the covenants and agreements contained in Sections 8.1 to 8.4 of this Agreement are the essence of this Agreement; (ii) that the Executive has receive good, adequate and valuable consideration for each of these covenants;
(iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of the Employer and the Business; (iv) the Employer, through its Affiliates, is and will be engaged in and throughout the Territory in the Business; (v) a Competing Business could be engaged in from any place in the Territory; and (vi) the Employer has a legitimate business interest in restricting the Executive's activities throughout the Territory. The Executive also acknowledges and agrees that (i) irreparable loss and damage will be suffered by the Employer should the Executive breach any of these covenants and agreements; (ii) each of these covenants and agreements in Sections 8.1 to 8.4 is separate, distinct and severable not only from the other covenants and agreements but also from the remaining provisions of this Agreement; and (iii) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement. The Executive acknowledges and agrees that if any of the provisions of Sections
8.1 to 8.4 of this Agreement shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law.

8.8. Modification of Section 8 and Definitions. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of this Section 8, the definition of the term "Territory," and the definition of the term "Business", to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by this Section 8 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

Section 9. Key-Man Life Insurance. The Executive will cooperate with Employer in placing and maintaining key-man life insurance on the Executive in the amount of $500,000.00, with the proceeds payable to the Employer or its designee as beneficiary.

Section 10. Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail (return receipt requested) postage prepaid to the parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)  If to the Employer:

          David E. Johnson, CEO
          The First Bancshares, Inc.
          P. O. Box 15549
          Hattiesburg, MS 39404-5549

          -and-

          Ralph T. Simmons
          1808 North 7th Avenue
          Laurel, MS  39440

With a copy (which shall not constitute notice) to:

          Robert D. Gholson, Esq.
          Law Offices of Robert D. Gholson, P.A.
          P.O. Box 6523
          Laurel, MS  39441-6523

(b)  If to the Executive:

          William M. Renovich
          4 Bay Circle
          Laurel, MS 39440

With a copy (which shall not constitute notice) to:

          Harold W. Melvin, Esq.
          Melvin Law Office
          P.O. Box 2661
          Laurel, MS 39442-2661

Section 11.  Miscellaneous.

11.1 Representations and Covenants. In order to induce the Employer to enter into this Agreement, the Executive makes the following representations and covenants to the Employer and acknowledges that the Employer is relying upon such representations and covenants:

(a) No restrictive covenants and/or non-compete agreements exist to which the Executive is a party or otherwise bound which will interfere with or in any way impede his ability to perform all of the terms and conditions of this Agreement.

(b) The Executive, during the term of this Agreement, shall use his best efforts to disclose to the Board of Directors by any effective method any bona fide information known by him concerning the Bank or an Affiliate that would have any material negative impact (in excess of $50,000) on the Employer or an Affiliate.

11.2 Valuation of Stock. In the event of any disagreement between the Executive and the Employer regarding the fair market value of the Common Stock, the question of fair market value of the Common Stock shall be submitted to an impartial and reputable appraiser selected by the mutual agreement of the Executive and the Employer, or, failing such agreement, two appraisers (one of which shall be selected by the Employer and the other by the Executive). The determination of the question of the fair market value of the Common Stock by such appraiser or appraisers shall be final and binding on the Executive and the Employer for purposes of this Agreement. The Employer shall pay the reasonable fees and expense of such appraiser or appraisers.

11.3 Assignability. This Agreement shall be assignable by the Employer to the Bank, upon the formation of the Bank.

11.4 Entire Agreement. This Agreement contains the entire understanding of the parties as to the subject matter hereof and fully supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

11.5 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled, or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.

11.6. Binding Effect; Assignment. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

11.7. Headings. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.8. Counterparts. This Agreement may be executed in one or more copies, each of which shall be deemed an original.

11.9. Governing Law. This Agreement has been executed and delivered in the State of Mississippi, and its validity, interpretations, performance, and enforcement shall be governed by the internal laws but not the conflicts of law rules of such State. Venue for any action arising out of or related to this Agreement shall be the Chancery Court for the Second Judicial District of Jones County, Mississippi.

11.10 Agreement to Arbitrate. The parties agree that all controversies, disputes, or claims between the parties arising out of or related to this Agreement or the validity of this Agreement or any other agreement between the parties or any other provision of any such agreements, will be submitted for arbitration on demand of either party. All arbitration proceedings shall take place in Hattiesburg, Mississippi or the closest hearing site to Hattiesburg, Mississippi offered by the American Arbitration Association. If either party is not a resident of or does not maintain a presence in the above-designated State in which the designated hearing site is situated, then such party hereby agrees to submit personally to the jurisdiction of arbitration proceeding with respect to any award entered thereon, to the jurisdiction of the court of competent subject matter jurisdiction located in the above designated state and county. Except as otherwise provided in this Agreement, arbitration proceedings will be heard by one arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Section 1 et seq.) and not by any state arbitration law.

11.11. Further Assurances. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform and cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions and intent of this Agreement.

11.12. Gender; Number. In this Agreement, the use of one gender (e.g., "he", "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

11.13. Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

11.14. Consents. Any consent, approval or authorizations required hereunder shall mean the written consent, approval or authorization of the chairman of the board of the Employer or such other officer as may be designated in writing by the Board of Directors.

11.15. Indemnification and Expenses. Both the Employer and the Bank will indemnify the Executive and his legal representatives to the fullest extent permitted by the laws of the State of Mississippi or any other state where the Employer shall be incorporated from time to time and the existing or any future bylaws of either of the Employer or the Bank, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Employer or the Bank (other than an action, suit or proceeding against the Executive under this Agreement), and the Executive shall be entitled to the protection of any insurance policies the Employer or the Bank elect to maintain generally for the benefit of its directors and officers. To the extent permitted by law, the Bank and the Employer shall advance all reasonable costs, charges and expenses incurred by the Executive in defending himself against any action referred to in this Section.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

THE FIRST BANCSHARES, INC.

BY:  /s/ David E. Johnson
     David E. Johnson, CEO


  /s/ William M. Renovich
WILLIAM M. RENOVICH

STATE OF MISSISSIPPI
COUNTY OF JONES

     Personally appeared before me, the undersigned authority in and for the jurisdiction aforesaid, the within named DAVID E. JOHNSON, CEO of FIRST BANCSHARES, INC., a Mississippi Corporation, who acknowledged that he executed and delivered the above and foregoing Employment Agreement on the day and year therein mentioned as the act and deed of said corporation, having been first duly authorized so to do.

     Given under my hand and official seal this the 8th day of June, 1998.

                                        /s/ Linda Carol Shelby
                                        Notary Public
My commission expires:

     June 13, 1999


STATE OF MISSISSIPPI
COUNTY OF JONES

     Personally appeared before me, the undersigned authority in and for the jurisdiction aforesaid, the within named WILLIAM M. RENOVICH, who acknowledged that he executed and delivered the above and foregoing Employment Agreement on the day and year therein mentioned.

     Given under my hand and official seal this the 10th day of June, 1998.

                                        /s/ Kerri S. Waites
                                        Notary Public
My commission expires:

     December 29, 2000